                                                                      EXHIBIT 52


                              SEVERANCE AGREEMENT
                              -------------------


          This Severance Agreement (this "Agreement"), is made and entered into as of December ___, 1996, by and between Loewen Group International, Inc., a Delaware corporation (the "Company"), and __________________ (the "Consultant").

                                  WITNESSETH:
                                  ----------

          WHEREAS, the Company is a wholly owned subsidiary of The Loewen Group Inc., a British Columbia corporation ("Parent"), and Parent, by executing the signature page hereto, has requested that the Company enter into this Agreement;

          WHEREAS, the Consultant has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

          WHEREAS, Parent desires that the Company take action to assure itself of both present and future continuity of management and consulting services and to establish certain retention bonus and severance benefits for certain of its senior executives and consultants, including the Consultant, applicable in the event of a Change in Control;

          WHEREAS, Parent desires that the Company take action to ensure that its senior executives and consultants are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

          WHEREAS, Parent desires that the Company take action to provide additional inducement for the Consultant to continue to remain in the ongoing service of the Company.

          NOW, THEREFORE, the Company and the Consultant agree as follows:

          1. Certain Defined Terms: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means an amount equal to the compensation earned by the Consultant in respect of services rendered to the Company and its affiliates during the twelve months immediately preceding the month in which a Change in Control occurs, or such higher rate as may be determined from time to time by the Board of Directors of the Company (the "Board") or a committee thereof.

     (b) "Cause" means that, prior to any termination pursuant to Section 3(b), the Consultant shall have committed:

               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his engagement with the Company or any Subsidiary;

               (ii) intentional wrongful damage to property of the Company or any Subsidiary;

               (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

               (iv) intentional wrongful engagement in any Competitive Activity;

     and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Consultant shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Consultant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Consultant shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Consultant and an opportunity for the Consultant, together with his counsel (if the Consultant chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Consultant had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Consultant or his beneficiaries to contest the validity or propriety of any such determination.

          (c) "Change in Control" means the occurrence during the Term of any of the following events:

               (i) Parent is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of Parent immediately prior to such transaction;

               (ii) Parent sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of Parent immediately prior to such sale or transfer;

               (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Raymond L. Loewen, a person including Raymond L. Loewen, or a person whose beneficial ownership of Voting Stock of Parent is shared with Raymond L. Loewen, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding Voting Stock of Parent;

               (iv) Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Parent has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of Parent cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by Parent's stockholders, by a vote of at least two-thirds of the directors of Parent (or a committee thereof) then still in office who were directors of Parent at the beginning of any such period will be deemed to have been a director of Parent at the beginning of such period.

     Notwithstanding the foregoing provisions of Sections 1(c)(iii) or 1(c)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 1(c)(iii) or 1(c)(iv) solely because (A) Parent, (B) an entity in which Parent directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any Parent-sponsored employee stock ownership plan or any other employee benefit plan of Parent or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because Parent reports that a change in control of Parent has occurred or will occur in the future by reason of such beneficial ownership.

          (d) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the second anniversary of the occurrence of the Change in Control or (ii) the Consultant's death; provided, however, that commencing on each anniversary of the occurrence of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Consultant shall have given written notice to the other that the Severance Period is not to be so extended.

          (e) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 1998, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Consultant shall have given notice that it or the Consultant, as the case may be, does not wish to have the Term extended and
     (B) subject to the last sentence of Section 9, if, prior to a Change in Control, the Consultant ceases for any reason to be a consultant, independent contractor or employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(h), the Consultant shall not be deemed to have ceased to be a consultant, independent contractor or employee of the Company and any Subsidiary by reason of the transfer of Consultant's engagement between the Company and any Subsidiary, or among any Subsidiaries.

          2. Operation of Agreement: This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this

Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

          3. Termination Following a Change in Control: (a) In the event of the occurrence of a Change in Control, the Consultant's engagement may be terminated by the Company during the Severance Period and the Consultant shall be entitled to the benefits provided by Section 4(b) unless such termination is the result of the occurrence of one or more of the following events:

               (i)  The Consultant's death;

               (ii) If the Consultant becomes permanently disabled and begins actually to receive disability benefits at least equal on an annualized basis to 60% of Base Pay pursuant to any long-term disability plan or insurance policy that may be made available to the Consultant by or through the Company from time to time; or

               (iii)  Cause.

If, during the Severance Period, the Consultant's engagement is terminated by the Company or any Subsidiary otherwise than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Consultant will be entitled to the benefits provided by Section 4(b) hereof.

          (b) In the event of the occurrence of a Change in Control, the Consultant may terminate his engagement with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4(b) upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

               (i) Failure to elect or reelect or otherwise to maintain the Consultant in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Consultant held immediately prior to a Change in Control, or the removal of the Consultant as a director of the Company (or any successor thereto) if the Consultant shall have been a director of the Company immediately prior to the Change in Control;

               (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the

          Consultant held immediately prior to the Change in Control or (B) a reduction in the rate at which the Consultant's Base Pay is earned or the amount of Base Pay earned;

               (iii) A determination by the Consultant (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Consultant was responsible immediately prior to the Change in Control, which has caused Consultant to suffer a substantial reduction in any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Consultant immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Consultant of such determination;

               (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

               (v) The Company requires the Consultant to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control, or requires the Consultant to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Consultant in any of the three full years immediately prior to the Change of Control without, in either case, his prior written consent; or

               (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

          4. Retention Bonus and Severance Compensation: (a) If (i) the Consultant remains engaged by the Company or any Subsidiary for 30 days after the first occurrence of a Change in Control (the "Bonus Date") or
     (ii) the Consultant's engagement with the Company or any Subsidiary is terminated pursuant to Section 3(a)(i) or 3(a)(ii) following the first occurrence of a Change in Control but prior to the 31st day after the first occurrence of a Change in Control, the Company will pay to the Consultant, within 10 business days after the Bonus Date, a lump sum payment (the "Retention Bonus Payment") in an amount equal to the multiple set forth under Item I on Annex A hereto times Base Pay.

          (b) If, following the occurrence of a Change in Control, the Company terminates the Consultant's engagement during the Severance Period other than pursuant to Section 3(a), or if the Consultant terminates his engagement pursuant to Section 3(b), the Company will pay to the Consultant, within 10 business days after the date (the "Termination Date") that the Consultant's engagement is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Consultant if the termination is pursuant to Section 3(b)), a lump sum payment (the "Severance Payment") in an amount equal to (A) the multiple set forth under Item II on Annex A hereto times Base Pay minus (B) the amount of any Retention Bonus Payment actually paid to the Consultant pursuant to Section 4(a).

          (c) Without limiting the rights of the Consultant at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (d) Promptly following the date hereof, Parent will (if it has not already done so) establish a trust (the "Trust") for the purpose of assuring the payment of amounts that may become payable to the Consultant under Sections 4(a) and (b) together, at Parent's election, with amounts that may become payable under other retention bonus or change-in-control severance agreements or plans to which Parent is a party or under which Parent is an obligor. A reputable commercial bank or trust company selected by Parent shall serve as trustee of the Trust (the "Trustee") pursuant to a written trust agreement between Parent and the Trustee. Prior to the occurrence of a Change in Control,

     Parent shall deposit with the Trustee cash and/or a letter of credit in an amount sufficient to fund all amounts which may become payable to the Consultant under Sections 4(a) and (b), together with all amounts that may become payable under all other retention bonus or change-in-control severance agreements or plans that are intended to be secured by the Trust, and shall thereafter make such additional deposits, if any, as may be necessary to result in the Trust holding at all times a combination of cash and/or letters of credit sufficient for the payment of all such amounts. Any letter of credit deposited with the Trustee pursuant to this Section 4(d) shall be issued by a reputable commercial bank having combined capital and surplus of at least $500 million, shall be irrevocable and shall entitle the Trustee to draw all amounts payable thereunder immediately upon the occurrence of a Change in Control. Without limiting Parent's obligations under the preceding provisions of this Section 4(d), in the event that Parent shall have failed to fully fund the Trust as provided herein prior to the occurrence of a Change in Control, Parent shall do so as promptly as practicable thereafter. All amounts required to be deposited with the Trustee pursuant to this Section 4(d) that are so deposited after the occurrence of a Change in Control shall be deposited solely in the form of cash. No failure by Parent to satisfy any of its obligations under this Section 4(d) shall limit the rights of the Consultant hereunder. Notwithstanding the foregoing provisions of this
     Section 4(d), with respect to any and all amounts which may become payable to the Consultant under this Agreement, the Consultant shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company.

          (e) Notwithstanding any other provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5 and 8 will survive any termination or expiration of this Agreement or the termination of the Consultant's engagement following a Change in Control for any reason whatsoever.

          5. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement (taking into account all other amounts and benefits to be paid or provided to or for the benefit of the Consultant by the Company or any affiliate thereof under this Agreement or otherwise as though all such other amounts and benefits had already been so paid or provided) would be an "Excess Parachute Payment," within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of United States state law, and any applicable United States federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Consultant or the Company, by the Company's independent accountants. The fact that the Consultant's right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 shall not of itself limit or otherwise affect any other rights of the Consultant other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this
Section 5, the Consultant shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company shall provide the Consultant with all information reasonably requested by the Consultant to permit the Consultant to make such designation. In the event that the Consultant fails to make such designation within 5 business days of the Bonus Date or the Termination Date, as applicable, the Company may effect such reduction in any manner it deems appropriate.

          6. Waiver by Consultant of Certain Rights: The Consultant hereby irrevocably waives any and all rights that the Consultant may have pursuant to any agreement (other than this Agreement), policy, plan, program or arrangement of the Company or any affiliate (as the term "affiliate" is defined under Rule 12b-2 promulgated under the Exchange Act) of the Company in effect as of the date hereof to receive payments and/or benefits in the nature of severance payments or benefits.

          7. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult and may be impossible for the Consultant to find reasonably comparable work following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Consultant in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Consultant will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Consultant hereunder or otherwise.

          8. Legal Fees and Expenses: It is the intent of the Company that the Consultant not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Consultant's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Consultant hereunder. Accordingly, if it should appear to the Consultant that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Consultant the benefits provided or intended to be provided to the Consultant hereunder, the Company irrevocably authorizes the Consultant from time to time to retain counsel of Consultant's choice, at the expense of the Company as hereafter provided, to advise and represent the Consultant in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Consultant's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Consultant agree that a confidential relationship shall exist between the Consultant and such counsel. Without respect to whether the Consultant prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Consultant in connection with any of the foregoing.

          9. Engagement Rights: Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Consultant to have the Consultant remain in the service of the Company or any Subsidiary prior to or following any Change in Control. Any termination of the Consultant or the removal of the Consultant from the office or position in the Company or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Consultant after a Change in Control for purposes of this Agreement.

          10. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, provincial, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          11. Successors and Binding Agreement: (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.
This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Consultant's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Consultant's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12. Notices: For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Consultant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

          13. Governing Law: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          14. Validity: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

          15. Miscellaneous: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

          16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                              LOEWEN GROUP INTERNATIONAL, INC.



                              By:   ______________________________

                              Its:  ______________________________



                                    ______________________________
                                    [Consultant]

          By signing this Agreement below, Parent (i) in its capacity as the sole stockholder of the Company, hereby requests that the Company enter into this Agreement and hereby authorizes the Company to execute and deliver this Agreement and to perform its obligations hereunder and (ii) agrees with each of the Company and the Consultant that it will timely perform all obligations to be performed by Parent under Section 4(d).


                              THE LOEWEN GROUP INC.



                              By:   ______________________________

                              Its:  ______________________________

                                                                         Annex A
                                                                         -------



I.   Multiple of Base Pay.
     --------------------

     [ONE-THIRD] [ONE-HALF] times



II.  Multiple of Base Pay.
     --------------------

     [ONE] [ONE AND ONE-HALF] times.